Exhibit 99.3

CREDIT SUISSE SECURITIES (USA) LLC
Eleven Madison Avenue New York, NY 10010-3629	Phone +1 212 325 2000 www.credit-suisse.com

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

Montpelier Re Holdings Ltd.

Montpelier House

94 Pitts Bay Road

Pembroke, Bermuda HM08

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 31, 2015, to the Board of Directors of Montpelier Re Holdings Ltd. (the “Company”) as Annex B to, and reference thereto under the headings “Summary—Opinion of Montpelier’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Montpelier Board of Directors and Reasons for the Merger,” and “The Merger—Opinion of Montpelier’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving the Company and Endurance Specialty Holdings Ltd. which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Endurance Specialty Holdings Ltd. (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ David A. DeNunzio
Name: David A. DeNunzio
Title: Managing Director

May 22, 2015